UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2014

SAUER ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53598	26-3261559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1620 Emerson Avenue, Oxnard , California

     93033

(Address of principal executive offices)	(Zip Code)

(888) 829-8748

Registrant’s telephone number, including area code

4670 Calle Carga  Unit A, Camarillo, CA, 93012

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

Entry into a material definitive agreement.

On August 7, 2015, the Registrant executed a lease for new and larger premises.  We are in the process of moving our offices and operations into the new premises.  Our new premises consist of 26,550 square feet of building space on a parcel of 1.44 acres.  The lease is for a five year term commencing on October 1, 2015 with a right on our part to occupy the premises prior to the commencement of the lease term.  Rent under the lease is $13,507 per month plus an association fee of $507.38.  We will be responsible for all increases in real estate taxes on the premises over the rate at lease inception, except for increases due to a sale, reassessment or transfer of the property. We are using our new premises for offices, warehousing and manufacturing.  The lease grants us a right of first refusal with respect to the sale of the premises.  We believe that our new premises is sufficient for our present needs and that if we should require more space, additional space will be available in the vicinity of our new premises at similar costs.

Item 9.01   Financial Statements and Exhibits

Financial Information

None

Exhibits:

10.1

Lease for 1620 Emerson Avenue, Oxnard, California

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAUER ENERGY, INC.
September 24, 2015	By: /s/ Dieter R. Sauer, Jr.
Dieter R. Sauer, Jr. Director and President